Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      Among

                              MCKESSON CORPORATION,

                               MOORE MEDICAL CORP.

                                       and

                            MADISON ACQUISITIONS INC.

                          Dated as of January 19, 2004



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                                TABLE OF CONTENTS


ARTICLE I The Merger; Closing; Effective Time
    1.1     The Merger
    1.2     Closing
    1.3     Effective Time

ARTICLE II Certificate of Incorporation and Bylaws of the Surviving Corporation
    2.1     The Certificate of Incorporation
    2.2     The Bylaws

ARTICLE III Certain Governance Matters
    3.1     Directors of the Surviving Corporation
    3.2     Officers of the Surviving Corporation

ARTICLE IV Effect of the Merger on Capital Stock; Exchange of Certificates
    4.1     Effect on Capital Stock
    4.2     Exchange of Certificates

ARTICLE V Representations and Warranties
    5.1     Representations and Warranties of the Company
    5.2     Representations and Warranties of Parent and Merger Sub

ARTICLE VI Covenants
    6.1     Conduct of the Company
    6.2     Proxy Statement; Stockholders' Meeting
    6.3     Acquisition Proposals
    6.4     Filings; Other Actions; Notification
    6.5     Stockholder Litigation
    6.6     Access
    6.7     Publicity
    6.8     Equity Awards
    6.9     Expenses
    6.10    Indemnification; Directors' and Officers' Insurance
    6.11    Takeover Statute
    6.12    Transfer Taxes
    6.13    Employee Benefits.

ARTICLE VII Conditions
    7.1     Conditions to Each Party's Obligation to Effect the Merger
    7.2     Conditions to Obligations of Parent and Merger Sub
    7.3     Conditions to Obligation of the Company

ARTICLE VIII Termination
    8.1     Termination by Mutual Consent
    8.2     Termination by Either Parent or the Company
    8.3     Termination by the Company
    8.4     Termination by Parent
    8.5     Effect of Termination and Abandonment


                                      -i-


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ARTICLE IX Miscellaneous and General
    9.1     Survival
    9.2     Modification or Amendment
    9.3     Waiver of Conditions
    9.4     Counterparts
    9.5     Governing Law and Venue; Waiver of Jury Trial
    9.6     Notices
    9.7     Definitions
    9.8     Entire Agreement
    9.9     No Third Party Beneficiaries
    9.10    Obligations of Parent and of the Company
    9.11    Severability
    9.12    Interpretation
    9.13    Assignment
    9.14    Captions


EXHIBIT A   Restated Certificate of Incorporation of the Surviving Corporation


                                      -ii-


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                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of January 19, 2004, is made and entered into by and among MCKESSON CORPORATION, a Delaware corporation ("Parent"), MOORE MEDICAL CORP., a Delaware corporation (the "Company"), and MADISON ACQUISITIONS INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

                                    RECITALS

      WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger") and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective stockholders:

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                       The Merger; Closing; Effective Time

      1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company pursuant to a statutory merger effected pursuant to Section 251 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Articles II and III. The Merger shall have the effects specified in the DGCL.

      1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (i) at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, San Francisco, California at 10:00 A.M. on the second business day after the fulfillment or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

      1.3 Effective Time. Subject to the provisions of this Agreement and as soon as practicable following the Closing, the Company will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of


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State of Delaware or, if agreed to by Parent and the Company, such later time or date as may be set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

                                   ARTICLE II
                    Certificate of Incorporation and Bylaws
                          of the Surviving Corporation

      2.1 The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in the Merger to read in its entirety as set forth in Exhibit A, and as so amended shall be the restated certificate of incorporation of the Surviving Corporation (the "Charter").

      2.2 The Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III
                           Certain Governance Matters

      3.1 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

      3.2 Officers of the Surviving Corporation. The officers of the Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

                                   ARTICLE IV
       Effect of the Merger on Capital Stock; Exchange of Certificates

      4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or any capital stock of Merger Sub, the following shall occur:

      (a) Merger Consideration.

            (i) Each share of common stock, par value $0.01 per share, of the Company (each a "Share" or, collectively, the "Shares") that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and the Appraisal Shares, as defined below),


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together with the associated Rights (as defined in Section 5.1(c)), shall be converted into the right to receive $12.00 in cash, without interest (the "Merger Consideration").

            (ii) At the Effective Time, all Shares that are issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares and the associated Rights (other than Excluded Shares and Appraisal Shares) shall thereafter represent only the right to receive the Merger Consideration. The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

      (b) Cancellation of Excluded Shares. At the Effective Time, each Excluded Share that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

      (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully-paid and non-assessable share of common stock of the Surviving Corporation.

      (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares (the "Appraisal Shares") pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of
Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by
Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in
Section 4.1(a), without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.


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      4.2 Exchange of Certificates.

      (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 4.1(a) (such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose.

      (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Paying Agent and which shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the Merger Consideration which the number of Shares (and the associated Rights) previously represented by such Certificate shall have been converted into the right to receive pursuant to
Section 4.1(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article IV. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article IV.

      (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares (and associated Rights) formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article IV.

      (d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not


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theretofore complied with this Article IV shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration.

      (e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

      (f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of Parent.

      (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

      (h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares (and associated Rights) such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares (and associated Rights) in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

                                   ARTICLE V
                         Representations and Warranties

      5.1 Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered by the Company to Parent (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub that:

      (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently


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conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where, in any case, the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect. The Company has made available to Parent a complete and accurate copy of its and its Subsidiaries' certificates of incorporation and bylaws, or other governing documents as applicable, each as amended to date. Such certificates of incorporation and bylaws, or other governing documents, so delivered are in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a complete and accurate list of each jurisdiction where the Company is qualified or licensed to do business. The Company has made available to Parent complete and accurate copies of the minutes of all meetings of the stockholders of the Company and each of its Subsidiaries, the Board of Directors of the Company and each of its Subsidiaries and the committees of each of such Board of Directors, in each case held since January 1, 2000.

      (b) Subsidiaries. Section 5.1(b) of the Company Disclosure Letter lists each of the Subsidiaries of the Company and, for each such Subsidiary, the state of incorporation or formation and, as of the date hereof, each jurisdiction in which such Subsidiary is qualified or licensed to do business. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

      (c) Capital Structure. The authorized capital stock of the Company consists of 10,000,000 Shares, of which 3,200,009 Shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Shares"), of which none are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for or subject to issuance, except (A) 70,000 Preferred Shares, designated Series I Junior Preferred Stock, subject to issuance upon exercise of the rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 18, 1998 (the "Company Rights Agreement"), between the Company and American Stock Transfer & Trust Co., as Rights Agent, and (B) 755,000 Shares reserved for issuance under the Company's stock option or other equity-based compensation plans identified in Section 5.1(c) of the Company Disclosure Letter (collectively, the "Company Stock Option Plans"), of which options to acquire not more than 176,800 Shares are outstanding as of the date of this Agreement. Section 5.1(c) of the Company Disclosure Letter sets forth a correct and complete list of each outstanding option to purchase Shares under the Company Stock Option Plans, as hereinafter defined (each a "Company Option"), as of the date hereof, including the holder, date of grant, exercise price, vesting status and number of Shares subject thereto. All issued and outstanding shares of capital stock or other securities of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above or as disclosed in Section 5.1(c) of the Company Disclosure Letter, there are no shares of capital stock of the Company authorized, issued or outstanding, and except as set forth above, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character (including any restriction on the right to vote, sell or otherwise


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transfer) to which the Company or any of its Subsidiaries is a party or may be bound relating to the issued or unissued capital stock or other securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter ("Company Voting Debt"). Except for Shares (or options to purchase Shares) issued pursuant to the Company Stock Option Plans, neither the Surviving Corporation nor Parent nor their respective affiliates has or will, at or after the Effective Time, have any current or future obligation to issue, transfer or sell any shares or securities of the Surviving Corporation, Parent or any of their respective affiliates pursuant to any Compensation and Benefit Plan (as defined in Section 5.1(o)(i)).

      (d) Corporate Authority; Approval and Fairness. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval and adoption of this Agreement by the holders of a majority of the outstanding Shares (the "Stockholder Approval") and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that the adoption and approval of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt and approve this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

      (e) Governmental Filings; No Violations.

            (i) Other than the filings and/or notices (A) contemplated by
Section 1.3, (B) with the Securities and Exchange Commission (the "SEC") of (1) a proxy statement relating to the adoption and approval by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and (2) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (C) required to be made by the Company or any of its Subsidiaries under applicable state securities or blue sky laws or the rules and regulations of the American Stock Exchange in connection with the Merger or any of the transactions contemplated by this Agreement, no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency, board or


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commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory or governmental or quasi-governmental authority (a "Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially delay the Company's ability to consummate the transactions contemplated by this Agreement.

            (ii) The execution, delivery and performance of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default (with or without notice, lapse of time or both) under, the Company's certificate of incorporation or bylaws or other governing documents or the comparable governing instruments of any of its Subsidiaries, (B) except as set forth in Section 5.1(e) of the Company Disclosure Letter, (with or without notice, lapse of time or both) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of a lien, pledge, security interest or other encumbrance on any assets of the Company or any of its Subsidiaries pursuant to, any Contract that is binding upon the Company or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which the Company or its Subsidiaries is subject or (C) any change in the material rights or obligations of any party under any of the Company's or any of its Subsidiaries' Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to (1) have a Material Adverse Effect on the Company, or (2) prevent or materially delay the Company's ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

(f) SEC Filings; Financial Statements. The Company has on a timely basis filed all forms, reports and documents (including reports filed on SEC Form 8-K) required to be filed by it with the SEC since December 31, 2000, has on a timely basis filed all applicable Form 11-K reports and Form S-8 registration statements required to be filed by it with the SEC for all Company Compensation and Benefit Plans including Company Stock Option Plans, and has delivered or made available to Parent, in the form filed with the SEC, (i) its annual reports on Form 10-K (and all amendments thereto) for the fiscal years ended December 31, 2000, 2001 and 2002, respectively, (ii) its quarterly reports on Form 10-Q for each of the first three quarters in each of the fiscal years of the Company referred to in clause (i) above, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 2000, (iv) all certificates and statements required by (x) Rule 13a-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (i) or (ii) above, and (v) all other forms, reports and other registration statements filed by the Company with the SEC since December 31, 2000 (the forms, reports and other documents referred to in clauses (i), (ii), (iii), (iv) and
(v) above being, collectively, the "Company SEC Reports"). The Company SEC Reports were, and any Company SEC Reports filed with the SEC subsequent to the date hereof will be, prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder. As of their respective dates, the Company SEC Reports did not, and any Company SEC Report filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a


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material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC. As used in this Section 5.1(f), the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

      Each of the consolidated financial statements (including, in each case, any notes thereto) included in or incorporated by reference into the Company SEC Reports was, and any Company SEC Report filed with the SEC subsequent to the date hereof will be, (i) prepared from and in accordance with the books and records of the Company and its Subsidiaries, (ii) in compliance in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC, and (iii) prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that will not be material in amount or effect).

      (g) Certain Liabilities. Except as disclosed in Section 5.1(g) of the Company Disclosure Letter or disclosed in the Company SEC Reports filed prior to the date hereof, including the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2002 (the "Company Audit Date"), and the notes thereto (the "December 2002 Balance Sheet"), neither the Company nor any Subsidiary has any material liabilities or obligations of any nature (whether known or unknown, accrued, absolute, contingent or otherwise).

      (h) SEC Correspondence. The Company has made available to Parent all comment letters, if any, received by the Company from the SEC or the staff thereof since December 31, 2000 and all responses to such comment letters filed by or on behalf of the Company. The Company has furnished or made available to Parent complete and accurate copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC as exhibits to the Company SEC Reports and are currently in effect.

      (i) Financial and Disclosure Controls. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences The Company maintains disclosure controls and procedures as defined by Rule 13a-15 under the Exchange Act that are reasonably effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. Section 5.1(i) of the Company Disclosure Letter lists, and the Company has made available to Parent complete and accurate copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls and such disclosure controls and procedures.

      (j) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

      (k) Accounting or Audit Irregularities. From the Company Audit Date to the date hereof, neither the Company nor any Subsidiary nor, to the Company's knowledge, any director, executive officer or auditor of the Company or any Subsidiary, has actual knowledge of any material complaint, allegation, assertion or claim, whether made in writing or made orally, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's Board of Directors or any committee thereof or to any director or executive officer of the Company. From the Company Audit Date to the date hereof, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company's Board of Directors or any committee thereof.

      (l) Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the December 2002 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with SEC regulations and GAAP applied on a consistent basis. The Company's reserve for contractual allowances and doubtful accounts has been prepared in accordance with GAAP applied on a consistent basis. Since the Company Audit Date, neither the Company nor any of its Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of its Subsidiaries sell goods, fill orders or record sales.

      (m) Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Section 5.1(m) of the Company Disclosure Letter, as of the date hereof there has not been any material adverse change in the condition (financial or otherwise), assets, business or results of operations of the Company or any of its Subsidiaries, taken as a whole, since the Company Audit Date. Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Section 5.1(m) of the Company Disclosure Letter, since the Company Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) as of the date hereof, any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the Company's capital stock or repurchase, redemption or other reacquisition of any shares of capital stock or other securities of the Company; (iii) any change in its accounting principles, practices or methods; (iv) any change in any material tax election or any settlement or compromise of any tax liability or (v) any agreement or commitment to take any of the actions referred to in clauses (ii) through (iv) above. Since the Company Audit Date, except as disclosed in Section 5.1(m)(vi) of the Company Disclosure Letter there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to (x) any officers of the Company or any of its Subsidiaries or (y) any key employees of the Company or any of its Subsidiaries in each case whose annual cash compensation is $100,000 or more, or any amendment of any of its Compensation and Benefit Plans.

      (n) Litigation. There is no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their properties or rights, except for those that would not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in Section 5.1(n) of the Company Disclosure Letter, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries.

      (o) Employee Benefits.

            (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other welfare plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") has been made available to Parent prior to the date hereof. For each Compensation and Benefit Plan, copies of the following documents (to the extent applicable) have also been made available to Parent prior to the date hereof: (A) any amendments since the last restatement of the plan; (B) any trust agreement or other funding agreement; (C) the most recent Form 5500 annual report, including all attachments; (D) the most recent annual actuarial valuation report; and (E) the most recent IRS determination letter, and any outstanding request for such a letter. The Compensation and Benefit Plans existing as of the date hereof are listed in

Section 5.1(o)(i) of the Company Disclosure Letter and any "change of control" or similar provisions therein which will be affected by the Merger are specifically identified in Section 5.1(o)(i) of the Company Disclosure Letter.

            (ii) All of the Company's Compensation and Benefit Plans are in substantial compliance with all applicable state, local and federal laws including but not limited to the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Health Insurance Portability and Accountability Act and the Family and Medical Leave Act. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA (a "Pension Plan"), that is intended to be qualified under
Section 401(a) of the Code and is not a standardized prototype plan has received a favorable determination letter from the Internal Revenue Service (the "IRS"), has applied for such letter in a timely fashion, or has a remaining period of time within which to apply for such a letter, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter or any material costs under the Internal Revenue Service's Employee Plans Compliance Resolution System. There is no pending or, to the Company's knowledge, threatened claims or litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its Subsidiaries to fiduciary liability payment of additional benefits or a material tax or penalty imposed pursuant to either Section 4975 of the Code or Section 502 of ERISA.

            (iii) As of the date hereof, except as set forth in Section 5.1(o)(iii) of the Company Disclosure Letter, the Company does not maintain or contribute to an employee pension benefit plan subject to Title IV of ERISA or
Section 412 of the Code.

            (iv) Except as set forth in Section 5.1(o)(iv) of the Company Disclosure Letter, neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan. Except as set forth in Section 5.1(o)(iv) of the Company Disclosure Letter, the Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder. Except as set forth in Section 5.1(o)(iv), the Company and its Subsidiaries do not have any obligation to provide group continuation coverage to former employees or their dependents as required by Section 600 et seq. of ERISA and
Section 4980B of the Code.

            (v) Except as set forth in Section 5.1(o)(v) of the Company Disclosure Letter, neither the execution of this Agreement by the Company, stockholders approval of this Agreement or the Merger nor the consummation of the Merger and the other transactions contemplated by this Agreement will (x) entitle any employees of the Company or any of its Subsidiaries to severance pay, (y) except as contemplated by Section 6.8 hereof, accelerate the time of payment or vesting or trigger any payment of compensation or benefits or forgiveness of indebtedness under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

            (vi) Except as set forth in Section 5.1(o)(vi) of the Company Disclosure Letter, all annual reports required to be filed under any Laws applicable to the Compensation and

Benefits Plans have been timely filed with the respective governmental agency with which such reports are required to be filed, including, without limitation Form 5500 and Form 11-K.

            (vii) To the Company's knowledge, all Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company or any of its Subsidiaries comply in all material respects with applicable Laws. Except as set forth in Section 5.1(o)(vii) of the Company Disclosure Letter, the Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

            (viii) Each field sales representative and telesales representative employed by the Company has entered into a Non-Competition/Non-Disclosure agreement containing terms substantially similar to the terms set forth in
Section 5.01(o)(viii)(a) of the Company Disclosure Letter. Each customer support representative employed by the Company has entered into a Non-Disclosure/Non-Solicitation agreement containing terms substantially similar to the terms set forth in Section 5.1(o)(viii)(b) of the Company Disclosure Letter.

            (ix) Except as provided in Section 5.1(o)(ix) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor its Consolidated Group is a party to any agreement, plan, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

      (p) Compliance with Laws; Permits.

            (i) The businesses of each of the Company and its Subsidiaries are and have been conducted in substantial compliance with all laws, ordinances, regulations, codes, rules, judgments, orders (whether temporary, preliminary or permanent), decrees, arbitration awards, licenses and permits of any Governmental Entity (collectively, "Laws") applicable thereto, except for violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or to prevent or materially delay the Company's ability to consummate the transactions contemplated by this Agreement.

            (ii) To the Company's knowledge, no action, demand, requirement, investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or affecting any of their properties or assets is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Company's knowledge, no Governmental Entity has made any allegation, and the Company has not received notice that a Governmental Entity is investigating any allegation, with respect to any violation of any Law by the Company or any Subsidiary which, assuming such allegation were true, would be reasonably likely to have a Material Adverse Effect on the Company.

            (iii) Each of the Company and its Subsidiaries has in effect all material approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, "Permits"), including all Permits necessary for the receipt, storage, marketing, sale or supply of medical devices and other healthcare products, cosmetics, nutritionals, over-the-counter products, and drugs and related services provided by the

Company under the Laws of any Governmental Entity, including, but not limited to, the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA") and the Other Regulatory Laws, and the regulations of the Federal Food and Drug Administration (the "FDA"), the Drug Enforcement Agency (the "DEA") and any other Governmental Entity promulgating or enforcing rules or regulations under such Laws, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted. All material Permits are set forth in Section 5.1(p)(iii) of the Company Disclosure Letter. There has occurred no default under, or violation of, any such Permit, and each such Permit is in full force and effect. To the knowledge of the Company, the Company is in good standing under the Permits. Since January 1, 2000, neither the Company nor any Subsidiary has received any notice from any Governmental Entity that it is or has been in violation of or in default under any Laws. The Company has kept all required records and has filed with the FDA, the DEA and all other Governmental Entities, as applicable, all required notices, supplemental applications and annual or other reports, including adverse reaction reports, with respect to the Company and its Subsidiaries and each Company Product.

            (iv) To the Company's knowledge, neither the Company nor any of its Subsidiaries nor any of its directors, employees or agents have engaged in or is being investigated for any activities which are prohibited under any of (a)
Section 3729 of Title 31 of the United States Code, (b) Section 1320a-7a or 1320a-7b of Title 42 of the United States Code, or (c) Section 1395nn of Title 42 of the United States Code, or the regulations promulgated thereunder, or any similar or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, in any case which has had or is reasonably likely to have a Material Adverse Effect on the Company, including, but not limited to, the following: (i) knowingly presenting or causing to be presented a false claim for payment, (ii) knowingly making or using a false record in order to receive payment for a claim, (iii) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment, (iv) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment, (v) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment, (vi) knowingly and willfully soliciting or receiving any remuneration directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal health care program or (B) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by a Federal health care program, or (vii) referring an individual for "designated health services" to a person or entity with which the referring physician has a financial relationship, as defined in Section 1395nn of Title 42 of the United States Code and the regulations promulgated thereunder.

            (v) To the Company's knowledge, neither the Company, nor any physician employee of the Company, has a financial relationship, ownership interest in or compensation arrangement with any entity (other than the Company) to which the Company or the physician employee makes any referral of or relating to health care and none of the executive officers of the Company has any reason to believe that any such financial relationship, ownership interest or compensation arrangement exists. For purposes of this representation, the phrase "financial relationship", "ownership interest", "compensation arrangement", and "referral" shall have the meaning stated in
Section 1395nn of Title 42 of the United States Code and the regulations promulgated thereunder.

            (vi) To the Company's knowledge, neither the Company nor any of its Subsidiaries nor any person, including but not limited to persons who (a) have a direct or indirect ownership interest in the Company, (b) are an owner of a whole or part interest in any mortgage, deed of trust, note or other obligation secured by the Company, (c) are an officer or director of the Company, (d) are an agent of the Company, or (e) are a managing employee of the Company, have ever been and are not currently excluded from participating in any Federal health care program. To the Company's knowledge, neither the Company nor any of its Subsidiaries nor any of its directors, employees or agents have ever executed or negotiated a corporate integrity agreement with any Governmental Entity.

      (q) Company Products. Except as set forth in Section 5.1(q) of the Company Disclosure Letter, to the knowledge of the Company, there are no statements, citations or decisions by any Governmental Entity (including, without limitation, the FDA) stating that any of the Company Products is defective or unsafe or fails to meet any standards promulgated by any such Governmental Entity. Except as set forth in Section 5.1(q) of the Company Disclosure Letter, the Company has not received any written complaints of any significant injury or significant harm to any person as a result of the Company Products and, to the knowledge of the Company, there is no (i) fact relating to any of the Company Products that may impose upon the Company or any of its Subsidiaries a duty to recall any of such products or a duty to warn customers of a defect in any of such products, (ii) latent or overt design, manufacturing or other defect in any of such products or (iii) material liability for warranty claims or returns with respect to any of such products not fully reflected on the December 2002 Balance Sheet. Section 5.1(q) of the Company Disclosure Letter sets forth a description of all product warranty claims with respect to the Company Products during the three years immediately preceding the date hereof. Except as set forth in
Section 5.1(q) of the Company Disclosure Letter, to the knowledge of the Company, the Company Products conform in all material respects with all applicable Laws and all requests of all Governmental Entities.

      Since December 31, 2000, there have been no recalls, field notifications, or seizures ordered with respect to any of the Company Products, and neither the Company nor any Subsidiary has independently engaged in such recalls or field notifications. No Governmental Entity (including the FDA) has commenced or, to the Company's knowledge, threatened to commence, (i) any action to withdraw any Permits or (ii) any requests to recall any of the products of the Company or any Subsidiary, or commenced or to the Company's knowledge, threatened to initiate, any action to enjoin production or sale of any Company Product or any Subsidiary, nor has the Company or any Subsidiary received any written notice to such effect.

      (r) Takeover Statutes. The Company's Board of Directors has taken all necessary action to approve the transactions contemplated by this Agreement such that the restrictions under Section 203 of the DGCL shall not apply to such transactions. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation

(each, a "Takeover Statute") is applicable to the Company, the Shares, the Merger Consideration, the Merger, this Agreement or the other transactions contemplated by this Agreement.

      (s) Environmental Matters. Except as disclosed in Section 5.1(s) of the Company Disclosure Letter: (i) the Company and its Subsidiaries have complied in all material respects with all applicable Environmental Laws; (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries have any material liability under any Environmental Law for any Hazardous Substance disposal or contamination on the properties currently owned or operated by the Company or any of its Subsidiaries; (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries have any material liability under any Environmental Law for any Hazardous Substance disposal or contamination on the properties formerly owned or operated by the Company or any of its Subsidiaries; (iv) to the knowledge of the Company, neither the Company nor any of its Subsidiaries have any material liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property; (v) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of or has any material liability under any Environmental Law for any release or threat of release of any Hazardous Substance; (vi) since December 31, 2000, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law in any material respect; (vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is an indemnitor of any third party indemnitee for any liability under any Environmental Law or relating to Hazardous Substances; (viii) to the Company's knowledge, there are no circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of the property pursuant to any Environmental Law; (ix) to the knowledge of the Company, none of the properties the Company or any of its Subsidiaries owns, leases or otherwise occupies contain any underground storage tanks, asbestos-containing material, lead-based paint, or polychlorinated biphenyls in violation of any Environmental Law caused by the Company or its Subsidiaries or that would reasonably be expected to result in liability to the Company or its Subsidiaries under any Environmental Law; and (x) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances in violation of any Environmental Law or that would reasonably be expected to result in any material liability under any Environmental Law.

      As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, treaty, order, decree, permit, authorization, policy, opinion, common law or agency requirement applicable to the Company or any of its Subsidiaries relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources or exposure to any harmful or hazardous material, (B) the handling, use, presence, disposal, release or threatened release of any chemical substance or waste water or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

      As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

      (t) Intellectual Property.

            (i) As used in this Section 5.1(t):

            "Intellectual Property Rights" means, collectively, means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all mask works and any registrations and applications therefor throughout the world (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world;
(viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

            "Commercial Software Licenses" means commercially available end-user computer software licenses for software that is used in the ordinary course of the Company's or any of its Subsidiaries' business, where either (i) the total fees for such software license typically do not exceed $5,000 per license per calendar year or (ii) the software is licensed under shrinkwrap, clickwrap or other non-negotiated standard license terms, provided that such software described in the foregoing clauses (i) and (ii) is not a material component of any product or service marketed or commercially exploited by the Company or any of its Subsidiaries that generated 1% or more of the Company's consolidated gross revenues (as determined in accordance with GAAP) during its last completed fiscal year.

            "Third Party IP License" means a license or other similar agreement under which the Company or any of its Subsidiaries is granted rights in or under Intellectual Property Rights, or in software; provided that the term "Third Party IP License" shall not include any Commercial Software Licenses.

            "Material Third Party IP License" means a Third Party IP License of the Company or any of its Subsidiaries, but only if either (A) the total fees, royalties or other payments that the Company or any of its Subsidiaries is required to pay for such Third Party IP License exceeds $25,000 per year or $100,000 in total, or (B) the licensed subject matter of such Third Party IP License is a material component of any product or service marketed or commercially exploited by the Company or any of its Subsidiaries that generated 1% or more of the Company's consolidated gross revenues (as determined in accordance with GAAP) during its last completed fiscal year.

            (ii) Section 5.1(t)(ii) of the Company Disclosure Letter lists all patents, registered trademarks, service marks, trade names, logos, copyrights and mask works, and all pending applications for patents or for the registration of trademarks, service marks, trade names, logos, copyrights and mask works that are owned or registered in the name of the Company or in the name of any of its Subsidiaries and used in the business of the Company or any of its Subsidiaries as currently conducted (collectively "Registered IP Rights"). All of such Registered IP Rights, if any, have been duly registered in, filed in, applied for or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the appropriate corresponding offices of other jurisdictions, and have been properly maintained and renewed in all material respects in accordance with all applicable provisions of law and administrative regulations in the United States and each such other applicable jurisdiction, except for those Registered IP Rights the failure of which to have so duly registered, filed, applied for or issued would not have a Material Adverse Effect on the Company.

            (iii) Excluding Commercial Software Licenses, the Company or one or more of its Subsidiaries owns and/or has all license or other rights necessary to use, all patents, trademarks, service marks, trade names, logos, copyrights, mask works (whether or not registered), trade secrets and software used in and necessary to conduct the Company's business and the businesses of its Subsidiaries as such businesses are currently conducted (collectively, the Company's "Required IP Rights"). None of the Company's Required IP Rights that is owned by the Company is co-owned with any other Person.

            (iv) Neither the Company nor any of its Subsidiaries is bound by any agreements, including without limitation any license agreements, that have granted to any third party any purchase option, right of first refusal, a consensual security interest, or exclusive rights in any material Required IP Rights that are owned by the Company or any of its Subsidiaries.

            (v) Section 5.1(t)(v) of the Company Disclosure Letter includes a complete and accurate list of all Material Third Party IP Licenses. The Company and its Subsidiaries are in compliance in all material respects with all Third Party Licenses, and are not in default of any Third Party IP Licenses, all of which are in full force and effect.

            (vi) Neither the Company nor any of its Subsidiaries is and will not be as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, in material breach, violation or default of any Material Third Party IP License. The Company's rights to its Required IP Rights will not be materially adversely affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

            (vii) To the Company's knowledge, there are no claims, suits or demands pending against the Company or any of its Subsidiaries by any other Person pertaining to any of the Company's rights in or with respect to the Required IP Rights, and no proceedings have been instituted, are pending or, to its knowledge, threatened against the Company or any of its Subsidiaries which challenge its rights or the rights of any of its Subsidiaries in or with respect to any of its Required IP Rights. Neither the Company nor its any of its Subsidiaries have received any requests or demands by third parties for the licensing of such third party's Intellectual Property Rights. Section 5.1(t)(vii) of the Company Disclosure Letter contains a complete and accurate list of any pending challenges or adversarial proceedings before any patent or trademark authority to which the Company or any Subsidiary is a party (including any pending applications for reexamination of a patent), a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, opposition, and protests.

            (viii) The marketing, distribution or sale of any product currently marketed, distributed or sold by the Company or any of its Subsidiaries in the countries where the Company or its Subsidiaries have conducted such activities, does not, to the Company's knowledge, infringe or misappropriate the Intellectual Property Rights, software (including source code and object code), or proprietary non-public technology of any third party.

            (ix) The Company and each of its Subsidiaries has taken all reasonable steps required and customary in accordance with sound business practice to establish, preserve and protect its ownership of all material copyright, trade secret and other proprietary rights with respect to its products and technology. The Company and each of its Subsidiaries has required all employees and independent contractors having knowledge of non-public information of the Company and each of its Subsidiaries to execute agreements under which such persons are required to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company does not have knowledge of any infringement by others (including any of its employees or former employees) of any Intellectual Property Rights of the Company or any of its Subsidiaries.

            (x) Each person who, in any capacity (including, without limitation, current and former consultants, independent contractors, officers, directors and employees) has had access to the software, propriety technology or trade secrets related to any of its currently offered products or services that the Company purports to own and to embodiments of such software, propriety technology or trade secrets from which such person could potentially misappropriate information or technology of any material value has entered into a written agreement suitable to vest sole and exclusive right, title and interest in and to all inventions, creations, developments, and works in the Company (including, without limitation, intellectual property rights contained therein) to the Company.

      (u) Contracts. Except as set forth in Section 5.1(u) of the Company Disclosure Letter and other than those Contracts identified on the Exhibit index of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 (the "Filed Contracts"), there are no Contracts that are material contracts with respect to the Company and its Subsidiaries (together with the Contracts set forth in Section 5.1(u) of the Company Disclosure Letter and the Filed Contracts, the "Material Contracts"). Except as set forth in the corresponding subsection of Section 5.1(u) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to any:

            (i) covenant not to compete or other covenant (i) limiting or restricting the development, manufacture, marketing, distribution or sale of any of the Company Products or any future line extension of such products into other forms or (ii) limiting or restricting the ability of the Company or any of its Subsidiaries to enter into any market or line of business or to compete with any other Person, or any other covenant restricting or prohibiting the Company or any of its Subsidiaries or Affiliates from transacting business or dealing in any manner with any other Person;

            (ii) Contract with any Affiliate of the Company or any of its Subsidiaries or any director, officer, stockholder or employee of the Company or any of its Subsidiaries;

            (iii) advertising Contracts requiring aggregate expenditures or fees in excess of $100,000 in any twelve-month period;

            (iv) continuing Contract for the future purchase or price of raw materials, supplies or equipment which involves or would reasonably be expected to involve the payment by the Company or any of its Subsidiaries of more than $100,000 in any twelve month period or which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company and its Subsidiaries;

            (v) management, employment, service, consulting, bonus, incentive compensation, severance or other similar type of Contract;

            (vi) Contract relating in whole or in part to the Intellectual Property Rights of the Company or any of its Subsidiaries (including any Contract under which the Company or any of its Subsidiaries is licensee or licensor of any such Intellectual Property Rights);

            (vii) mortgage, pledge, security agreement, deed of trust, loan agreement, credit agreement, indenture, conditional sale or title retention agreement, equipment financing obligation or other instrument, in any case, involving amounts in excess of $100,000 or granting a lien, pledge, security interest, claim or other encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries;

            (viii) collective bargaining agreement or other Contract with any labor union or association representing employees;

            (ix) Contract regarding the release, transportation or disposal of Hazardous Substances, or the clean-up, abatement or other action relating to Hazardous Substances or Environmental Laws;

            (x) Contract establishing or creating any partnership, joint venture, limited liability company, limited liability partnership or similar entity;

            (xi) Contracts to make any capital expenditures or capital additions or improvements with aggregate commitments in excess of $100,000 in any twelve-month period or in excess of $100,000 in the aggregate over the term of any such Contract;

            (xii) Contract relating to the storage or warehousing of any inventory or products of the Company or any of its Subsidiaries, or the charter or purchase of transportation or shipping services;

            (xiii) guarantees or other Contracts in respect of any indebtedness of any Person;

            (xiv) Contract providing for the indemnification of any current or former director, officer or employee of the Company or any of its Subsidiaries;

            (xv) any other material Contract (other than Filed Contracts) to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or other assets are bound.

      Each Material Contract that requires or may require the consent or waiver of a third party prior to consummation of the transactions contemplated by this Agreement in order to avoid a material breach or violation of, or default under, such Material Contract is identified and marked by an asterisk on Section 5.1(u) of the Company Disclosure Letter. Each Material Contract is a valid and binding obligation of the Company or its Subsidiary, in full force and effect and enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Material Contract, is in material violation of or in material default under any Material Contract, nor, to the Company's knowledge, except as set forth on Section 5.1(u) of the Company Disclosure Letter, has any event occurred or circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (i) result in a material violation of or material default under any Material Contract, (ii) give any party the right to cancel or terminate or modify any Material Contract or (iii) give any party the right to seek material damages or other material remedies. Except as set forth in Section 5.1(u) of the Company Disclosure Letter, there have been no oral or written modifications, amendments or waivers with respect to of any of the terms of any of the Material Contracts.

      (v) Distributors, Suppliers and Customers. No (i) supplier of Company Products that supplied more than $1,000,000 of products to the Company or its Subsidiaries during the year ended December 31, 2003, or (ii) distributor or customer (who has a contract with the Company) who accounted for more than $100,000 of the Company's sales of Company Products or services during the year ended December 31, 2003, has cancelled or otherwise terminated, or, to the knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries. Section 5.1(v) of the Company Disclosure Letter identifies each supplier that meets the criteria in clause (i) above and the Company has previously delivered to Parent a complete and accurate schedule listing each of the ten largest distributors or customers that meet the criteria in clause (ii) above. As of the date hereof, to the knowledge of the Company, the relationships of the Company with the distributors, suppliers and customers identified in Section 5.1(v) of the Company Disclosure Letter are reasonably good relationships.

      (w) Taxes.

      Except as set forth in Section 5.1(w) of the Company Disclosure Letter:

            (i) The Company and each of its Subsidiaries, and any consolidated, combined, affiliated or unitary group for tax purposes of which the Company or any of its Subsidiaries is or has been a member during any taxable year for which the applicable statute of limitations has not closed (collectively, its "Consolidated Group"), have timely filed all material Tax Returns required to be filed by the Company in the manner provided by law. All such Tax Returns are true, correct and complete in all material respects. The Company and each of its

Subsidiaries and its Consolidated Group have timely paid all material Taxes due or required to be withheld from amounts owing to any employee, creditor or third party or have provided adequate reserves in their financial statements for any material Taxes that have not been paid, whether or not shown as being due on any Tax Returns. For purposes of this Section 5.1(w) only, the term "material" shall mean any Taxes (including any penalties and interest) which, in the aggregate, exceed $60,000.

            (ii) (1) No claim for material unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its Subsidiaries or its Consolidated Group or is being asserted against the Company or any of its Subsidiaries or its Consolidated Group, except for liens for current Taxes not yet due; (2) no audit, examination, investigation, deficiency or refund litigation or other proceeding in respect of Taxes of the Company, its Subsidiaries or its Consolidated Group has been proposed, assessed or asserted in writing by a Tax authority; (3) neither the Company nor any of its Subsidiaries nor its Consolidated Group is a party to, is bound by, or has any obligation under, or potential liability with regards to, any Tax sharing agreement or has any potential liability or obligation for any Taxes of any Person other than itself whether as a transferee or successor or otherwise; (4) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries or its Consolidated Group and is currently in effect; (5) neither the Company nor any of its Subsidiaries nor its Consolidated Group has any material deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19; (6) neither the Company nor any of its Subsidiaries nor its Consolidated Group is nor has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code; (7) neither the Company nor any of its Subsidiaries nor its Consolidated Group has agreed to include, or is required to include, in income for any year beginning after the Effective Time, any material adjustment under either Section 481(a) or 482 of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise; and (8) neither the Company nor any of its Subsidiaries has distributed stock of another entity, or has had its stock distributed by another entity, within the past three (3) years, in a transaction that purported or was intended to be governed in whole or in part by Section 355 of the Code.

            (iii) "Tax" or "Taxes" means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, environmental transfer taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign.

            (iv) "Tax Return" means any return, declaration, report, statement or information return required to be filed with any Governmental Entity with respect to Taxes.

      (x) Labor Matters. The Company has previously delivered to Parent a complete and accurate schedule showing, with respect to salaried employees, the name, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued bonus, accrued sick leave, accrued vacation benefits and accrued severance pay of each present employee of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company or any Subsidiary to bargain with any labor union or labor organization nor is there pending or, to the Company's knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health. Except as disclosed in
Section 5.1(x) of the Company Disclosure Letter, there is no action, suit or legal, administrative, arbitration, grievance or other proceeding pending or, to the Company's knowledge, threatened, or, to the Company's knowledge, any investigation pending or threatened against the Company or any Subsidiary relating to the Company's employment practices or any of the applicable Laws described in this Section 5.1(x).

      (y) Rights Agreements. The Board of Directors of the Company has taken all action necessary to render the Rights and the Company Rights Agreement inapplicable to the Merger, the execution and delivery of this Agreement and the consummation of the consummation of the other transactions contemplated hereby and a copy of the amendment to the Company Rights Agreement effecting such change has been provided to Permit.

      (z) Real Property. Neither the Company nor any of its Subsidiaries owns or, to the knowledge of the Company, has ever owned any real property. Section 5.1(z) of the Company Disclosure Letter sets forth a complete and accurate list of all real property leased, subleased, licensed, operated or occupied by the Company or any of its Subsidiaries (collectively the "Company Leases") and the location of the premises. The premises subject to the Company Leases are hereinafter referred to as "Company Leased Property." Except as set forth in
Section 5.1(z) of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries nor, to the Company's knowledge, any other party is in default under any of the Company Leases (nor, to the knowledge of the Company, does there exist any condition which, upon the passage of time or the giving of notice or both, would cause a default). Except as set forth in Section 5.1(z) of the Company Disclosure Letter, no Company Leased Property is occupied by a third party other than the Company or one of its Subsidiaries, and, to the Company's knowledge, no third party has a right to occupy such property other than the Company. The Company has provided to Parent complete and accurate copies of all the Company Leases, including all amendments thereto; no term or condition of any of the Company Leases has been modified, amended or waived except as shown in such copies; and there are no other material agreements or arrangements relating to the Company's or its Subsidiaries' use or occupancy of any of the Company Leased Property. The Company has not transferred, mortgaged or assigned any interest in any of the Company Leases. To the Company's knowledge, there is no pending or threatened condemnation or similar proceeding affecting any Company Leased Property or any portion thereof. The Company Leased Property is in good operating condition and repair and is suitable for the conduct of business as presently conducted therein.

      (aa) Insurance. Section 5.1(aa) of the Company Disclosure Letter contains a complete and accurate list of all policies of fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Company or any of its Subsidiaries (or their assets or business) as of the date hereof, and the Company has heretofore made available to Parent a complete and accurate copy of all such policies. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance by the Company and its Subsidiaries with all Contracts to which the Company or any of its Subsidiaries is a party, and each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party. The Company has not been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. There are no pending or, to the knowledge of the Company, threatened material claims under any insurance policy.

      (bb) Title to Assets. The Company and its Subsidiaries own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the December 2002 Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since December 31, 2002); and (b) all other assets reflected in the books and records of the Company and its Subsidiaries as being owned by the Company and its Subsidiaries. Except for the liens, pledges, security interests, claims or other encumbrances set forth in Section 5.1(bb) of the Company Disclosure Letter, all of said assets are owned by the Company and its Subsidiaries free and clear of any liens, pledges, security interests, claims or other encumbrances, except for (i) any lien, pledge, security interest, claim or other encumbrance for current taxes not yet due and payable and (ii) minor liens, pledges, security interests, claims or other encumbrances that have arisen in the ordinary course of business consistent with past practice and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries ("Permitted Liens").

      (cc) [Reserved]

      (dd) Opinion of Financial Advisor. The Company has received the oral opinion of Lehman Brothers Inc. to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the Shares (other than Parent and its Affiliates). An executed copy of the written opinion confirming such oral opinion will be delivered to Parent promptly after delivery thereof to the Company.

      (ee) Brokers and Finders. Neither the Company nor any of the Company's officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has engaged Lehman Brothers Inc. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

      (ff) Transactions with Affiliates. Except as set forth in Section 5.1(ff) of the Company Disclosure Letter, since December 31, 2000, neither the Company nor any of its Subsidiaries has purchased goods or services from, or sold goods or services to, or otherwise engaged in any transaction with, any Person (i) that is an Affiliate of the Company or (ii) with respect to which any Affiliate of the Company, or any member of the immediate family of any such Affiliate, owns more than 10% of the voting equity of such Person. All such transactions have been conducted on terms at least as favorable to the Company or its applicable Subsidiary as could have been obtained from third parties.

      5.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Company that:

      (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Parent has made available to the Company a complete and correct copy of its and Merger Sub's certificate of incorporation and bylaws, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect.

      (b) Corporate Authority; Approval and Fairness. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a legal, valid and binding agreement of each enforceable against each in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

      (c) Governmental Filings; No Violations. Other than the filings and/or notices (A) contemplated by Section 1.3, (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (C) otherwise required to be made by Parent, or Merger Sub under applicable state securities or blue sky laws or the rules and regulations of the American Stock Exchange in connection with the Merger or any of the transactions contemplated by this Agreement, no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially delay Parent's or Merger Sub's ability to consummate the transactions contemplated by this Agreement.

      The execution, delivery and performance of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default (with or without notice, lapse of time or both) under, either Parent's or Merger Sub's certificate of incorporation or bylaws, (B) (with or without notice, lapse of time or both) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of a lien, pledge, security interest or other encumbrance on any assets of Parent or Merger Sub pursuant to, any Contract that is binding upon Parent or Merger Sub or any Law or governmental or non-governmental permit or license to which Parent or Merger Sub is subject or (C) any change in the rights or obligations of any party under any of Parent's or Merger Sub's Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent or materially delay its ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

      (d) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      (e) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      (f) Funds. Parent has or will have funds sufficient cash to pay the aggregate Merger Consideration.

      (g) Brokers. None of Parent, Merger Sub or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any broker or finder in connection with the transactions contemplated herein.

                                   ARTICLE VI
                                    Covenants

      6.1 Conduct of the Company. From the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary and usual course consistent with past practice and in a manner not representing a new strategic direction for the Company and its Subsidiaries and shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Parent, which shall not be unreasonably withheld, or as set forth in the corresponding subsections of Section 6.1 of the Company Disclosure Letter, except as specifically required by this Agreement or applicable Law, from the date hereof until the Effective Time the Company will not, and will not permit any of its Subsidiaries to:

      (a) adopt or propose any change in its certificate of incorporation or by-laws, or amend, modify or terminate the Company Rights Agreement, except that the Company shall be permitted to make any amendments to the Company Rights Agreement that may be necessary in order to ensure that its representations in Section 5.1(y) are true and correct and to provide that the Rights issued under such Company Rights Agreement terminate immediately prior to the Effective Time;

      (b) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries;

      (c) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its Subsidiaries or any Company Voting Debt other than issuances pursuant to the exercise of convertible securities or warrants outstanding on the date hereof or issuances pursuant to stock based awards or options that are outstanding on the date hereof and are reflected in clause (B) of Section 5.1(c);

      (d) (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by any wholly-owned Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

      (e) redeem, purchase or otherwise acquire directly or indirectly any of the Company's or any Subsidiary's capital stock except purchases or redemptions of capital stock of any wholly-owned Subsidiary of the Company;

      (f) except as provided by Section 6.8 of this Agreement, amend the terms of any Company Options, including, but not limited to, amendments to accelerate or otherwise change the vesting or period of exercisability of Company Options or restricted stock, or reprice Company Options or authorize cash payments in exchange for any Company Options granted under any Company Stock Option Plans;

      (g) make or commit to make any capital expenditure in excess of $500,000 through April 30, 2004, or make or commit to make any capital expenditure in excess of $500,000 after April 30, 2004;

      (h) (i) increase the compensation or benefits of any director, officer or employee, except as required under any existing agreement or commitment and provided that such required increase (including identity of employee) is specifically disclosed on Section 6.1(h) of the Company Disclosure Letter; (ii) enter into (or adopt) any new, or amend any existing, Compensation and Benefit Plan; or (iii) hire any new employee at the level of director or above or with an annual base salary in excess of $100,000 or promote any level to director or manager or above;

      (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any equity interest in or any material portion of the assets of, or by any other manner acquire any business or any Person or division thereof except (x) purchases of inventory in the ordinary course of business or (y) pursuant to purchase orders entered into in the ordinary course of business which do not require payments in excess of $500,000 per annum;

      (j) sell, lease, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property except pursuant to existing contracts or commitments or with respect to the sale of Company Products in the ordinary course of business consistent with past practice;

      (k) (i) incur or assume any indebtedness, except indebtedness under the Company's current line of credit in an amount that, when aggregated with all then existing indebtedness of the Company, does not exceed $3,500,000; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than its Subsidiaries in the ordinary course of business; or (iii) make or cancel, or waive any rights with respect to, any loans, advances or capital contributions to, or investments in, any other person;

      (l) pay, discharge or satisfy any claims, suits, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the December 2002 Balance Sheet, or incurred subsequent to such date in the ordinary course of business consistent with past practice (and, in any case, only if the amount involved is less than $500,000);

      (m) (i) enter into any license or other Contract with respect to the Intellectual Property Rights owned by the Company other than in the ordinary course of business or (ii) enter into any consulting or independent contracting arrangement under which the Company may be obligated to make payments in excess of $100,000 in the aggregate or that extend for a period longer than one year and may not be terminated by the Company without penalty upon thirty (or less) days notice;

      (n) directly or indirectly, engage in any transaction with, or enter into any Contract with, any director, officer, holder of 5% or more the outstanding Shares or Affiliate of the Company or any individual known to the Company to be a family member of any such Person except for transactions solely between the Company and any wholly-owned Subsidiary of the Company or solely between wholly-owned Subsidiaries of the Company;

      (o) change any method of accounting or accounting practice used by it except any change required by reason of a concurrent change in GAAP;

      (p) amend, modify or otherwise change the terms of any existing Contract to accelerate the payments due to the Company or its Subsidiaries thereunder;

      (q) enter into any joint venture, partnership or other similar arrangement;

      (r) (i) make or change any Tax election, (ii) settle any Tax audit or
(iii) file any amended Tax Return or (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, in each case, that is reasonably likely to result in a Tax liability that is material to the Company and its Subsidiaries, taken as a whole;

      (s) enter into any Contract that limits the ability of the Company or any Subsidiary of the Company, or would limit the ability of Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;

      (t) except in the ordinary course of business, enter into any material Contract, modify, amend or terminate any material term of any material Contract or waive, release or assign any material rights or claims thereunder;

      (u) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of any lien, pledge, security interest, claim or other encumbrance in or upon any of the material properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

      (v) take any action that would reasonably be expected to cause any of the representations and warranties of the Company contained in this Agreement or the Company Disclosure Letter not to be true and correct as of the date of such action or as of the Closing or otherwise prevent, materially delay or materially impede the consummation of the Merger; and

      (w) agree or commit to do any of the foregoing.

      6.2 Proxy Statement; Stockholders' Meeting.

      (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, and the Company shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand, relating to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent

Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of the Company such amendment or supplement.

      (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") solely for the purpose of obtaining the Stockholder Approval. Subject to Section 6.3 below, the Company shall, through its Board of Directors, recommend that the Company's stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger and shall include such recommendation in the Proxy Statement. Subject to Section 6.3(d), the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and approval of the Merger, and will take all other action necessary or advisable under applicable Law to secure Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting.

      6.3 Acquisition Proposals.

      (a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of the Company or its Subsidiaries shall, and that it shall use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 6.3(f)), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions,
(iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

      (b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any Acquisition Proposal (and in any event within forty-eight (48) hours of such receipt) or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall provide Parent as promptly as practicable, oral and written notice of any changes in the proposed material terms and conditions or the status of any such Acquisition Proposal, request or inquiry.

      (c) Superior Offers. Notwithstanding anything to the contrary contained in
Section 6.3(a), in the event that the Company receives an unsolicited, written Acquisition Proposal from a third party that its Board of Directors has concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 6.3(f)), the Company may then take the following actions:

            (i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are substantially similar to the terms contained in the Confidentiality Agreement (as defined in Section 6.6) and (B) substantially contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

            (ii) Participate in negotiations and discussions with the third party with respect to the Acquisition Proposal.

      (d) Changes of Recommendation. In response to the receipt of a Superior Offer, the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of this Agreement and the Merger and may indicate that it is doing so because it has received a Superior Offer and, in the case of the Company's receipt of a Superior Offer that is a tender or exchange offer made directly to its stockholders, recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a "Change of Recommendation"), if all of the following conditions in clauses (i) through (iii) are met:

            (i) The Stockholders' Meeting has not occurred;

            (ii) The Company shall have (A) provided Parent with written notice which shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, and (B) considered any counterproposal to the Superior Offer that Parent may make during the three-day period after Parent's receipt of the written notice referred to in clause (A) (no Change of Recommendation being permissible hereunder prior to the end of such three-day period) and (C) determined in the sole judgment of its Board of Directors (following consultation with its outside legal counsel and its financial advisor), that such Superior Offer is more favorable, from a financial point of view, to the Company's stockholders (in their capacities as stockholders) than such counterproposal; and

            (iii) The Company shall not have breached in any material respect any of the provisions set forth in Section 6.2 or this Section 6.3.

      (e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(d).

      (f) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            (i) "Acquisition Proposal" shall mean any offer or proposal relating to any transaction (other than the transaction contemplated by this Agreement) or series of related transactions involving: (A) any purchase from the Company or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) any sale of all or substantially all of the assets of the Company (including its Subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company; and

            (ii) "Superior Offer" shall mean an unsolicited, written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, or asset purchase, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has concluded (following consultation with its outside legal counsel and its financial adviser) (A) to be more favorable, from a financial point of view, to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger (or any counterproposal referred to in Section 6.3(d)(ii)(B)) and
(B) the conditions to the consummation of which are reasonably capable of being satisfied.

      6.4 Filings; Other Actions; Notification.

      (a) Each of the Company and Parent shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) all commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that neither the foregoing nor anything else in this Agreement shall require Parent to take or to permit the Company to take any action or agree to take any action that would involve the disposition of any assets that are material to Parent and its Subsidiaries, taken as a whole. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

      (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

      (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or by any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other upon becoming aware of, including a reasonably detailed statement of the relevant facts relating to: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be likely to cause any representation or warranty of such party contained in this Agreement or the Company Disclosure Letter to be untrue or inaccurate such that the condition set forth in Section 7.2(a) or Section 7.3(a), as applicable, would not be satisfied as of the date of such event or as of the Closing Date; (ii) the occurrence of any event that, were it to have occurred prior to the date hereof, would have caused the representation of the Company set forth in Section 5.1(k) to be untrue, (iii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iv) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be likely to cause any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied. The Company shall give prompt notice to Parent upon becoming aware of any change since the date hereof that has had, or is reasonably likely to have, a Material Adverse Effect on the Company. The parties hereto agree that the delivery of any notice pursuant to this Section 6.4(c) shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      6.5 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent's prior written consent, such consent not to be unreasonably withheld or delayed.

      6.6 Access. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company's executive officers, accountants, properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to the Representatives all information concerning its business, properties, results of operations and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and provided further, however, that the Company may restrict the foregoing access to the extent that (A) in the reasonable judgment of the Company, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its subsidiaries to restrict or prohibit access to any such properties or information, (B) in the reasonable judgment of the Company, the information is subject to confidentiality obligations to a third party, (C) such disclosure would result in disclosure of any trade secrets of third parties, or
(D) disclosure of any such information or document could result in the loss of attorney client privilege; provided, however, that with respect to this clause
(D), the Company and/or its counsel shall use their reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to avoid the loss of attorney client privilege. All requests for information and access made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by its officers. The parties will hold any such information which is nonpublic in confidence pursuant to the terms of the confidentiality agreement, dated October 3, 2003, between the Company and Parent (the "Confidentiality Agreement"). Nothing in this Section
6.6 will modify or alter the provisions of the Confidentiality Agreement; provided, however, that, notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, any confidentiality obligations set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, including the Confidentiality Agreement, as they relate to the transactions contemplated by this Agreement shall not apply to the purported or claimed Federal, state, or local income tax treatment of the transactions (the "Tax Treatment") or to any fact that may be relevant to understanding the purported or claimed Federal, state, or local income tax treatment of the transactions (the "Tax Structure"), and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the Tax Treatment and Tax Structure of the transactions contemplated by this Agreement and any materials of any kind (including any tax opinions or other tax analyses) that relate to the Tax Treatment or Tax Structure. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to any tax matter or tax idea related to the transactions contemplated by this Agreement. The preceding sentence is intended to ensure that the transactions contemplated by this Agreement shall not be treated as having been offered under conditions of confidentiality for purposes of Treasury Regulation Section 1.6011-4(b)(3) or any successor provision of the Treasury Regulations promulgated under Section 6011 of the Code, or any similar state or local provisions, and shall be construed in a manner consistent with such purpose.

      6.7 Publicity. The initial press release concerning the Merger shall be a joint press release and thereafter (except with respect to any press release or public announcement relating to a Change of Recommendation) the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange. Nothing contained in this Agreement shall prohibit the Company or Parent from publicly disclosing this Agreement to the extent such disclosure is required under applicable Law or by obligations pursuant to any listing agreement with, or any rules of, any national securities exchange, provided, that the Company may not disclose a Change of Recommendation except as permitted by Section 6.3.

      6.8 Equity Awards.

      (a) The Company shall amend, or cause to be amended, each Company Stock Option Plan to provide that, or take such other reasonable actions so that, at the Effective Time, each holder of a Company Option that is vested or unvested and unexercised shall receive a "Cash Amount" (less any applicable withholding taxes) equal to the product of (x) the amount (if any) by which the Merger Consideration exceeds the exercise price per Share of the Company Option and (y) the number of underlying Shares with respect to which the Company Option had not been exercised prior to the Effective Time. The Company shall use all commercially reasonable efforts to amend the Company Stock Option Plans to provide that each Company Option shall terminate as of the Effective Time upon the making of such payments.

      (b) The Company shall provide notice to participants in the Company Stock Option Plans that the Company proposes to merge into another corporation; that the participant under the plans or program may exercise his vested and unexercised Company Options in full with respect to Shares not theretofore purchased by him prior to the Effective Time; and that the Company Stock Option Plans have been amended to provide that to the extent such a participant does not exercise such Company Options prior to the Effective Time, such Options shall terminate at the Effective Time and to the extent that such participant holds vested and unexercised Company Options at the Effective Time, such participant shall receive, in settlement of each Company Option held by the participant, the "Cash Amount" described in the preceding paragraph.

      (c) Except as may be otherwise agreed to by Parent and the Company, the Company Stock Option Plans shall terminate as of the Effective Time.

      (d) Prior to the Effective Time, the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including dispositions of Shares, Company Options and any other derivative securities with respect to the Shares, by each individual who is or will be subject to the reporting requirements of

Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      (e) Notwithstanding anything to the contrary herein, if it is determined that compliance with any of the foregoing would cause any individual subject to
Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any Company Options held by such individual will be canceled or purchased, as the case may be, at the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Corporation an amount in cash or other consideration satisfactory to the Surviving Corporation and such individual equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option, multiplied by the number of underlying shares subject thereto (less any applicable withholding taxes), and the parties hereto will cooperate and take any and all necessary actions so as to achieve the intent of the foregoing without giving rise to such profit recovery.

      6.9 Expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Proxy Statement and expenses of the Paying Agent shall be shared equally by the Company and Parent.

      6.10 Indemnification; Directors' and Officers' Insurance.

      (a) From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify, defend and hold harmless each present and former director and officer of the Company and its Subsidiaries and each present or former employee, officer or director of the Company who serve or have served at the Company's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (in any such case when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties" and each an "Indemnified Party"), against any costs or expenses (including but not limited to reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including, without limitation, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company is permitted under applicable law and the Company's certificate of incorporation to indemnify such Indemnified Party (and Parent shall also advance expenses to each Indemnified Party as incurred (promptly following Parent's receipt of a written request from the Indemnified Party, together with a statement containing reasonable detail of such expenses) to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such expenses can not be reimbursed or indemnified under applicable law to the extent such undertaking is required by applicable law). For a period of six years after the Effective Time, Parent and the Surviving Corporation (or any successor to the Surviving Corporation), jointly and severally, shall indemnify each person who is a beneficiary of the provisions of Article NINTH of the Company's certificate of incorporation as in effect on the date hereof for acts or omissions occurring at or prior to the Effective Time to the same extent that such person is so entitled under said Article NINTH as in effect on the date hereof.

      (b) Any Indemnified Party wishing to claim indemnification under the first sentence of paragraph (a) of this Section 6.10, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except if, and only to the extent that, such failure materially and irreversibly prejudices Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall pay the fees and expenses of counsel selected by the Indemnified Party and reasonably acceptable to Parent, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) Parent will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable Law shall be made by the written opinion of independent counsel selected by the Parent and reasonably approved by the Indemnified Party, which counsel shall not have, at the time of such determination, otherwise performed services for the Surviving Corporation, Parent or their respective affiliates during the preceding three years; provided, however, that (A) Parent shall be obligated pursuant to this Section 6.10(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to retain separate counsel mutually satisfactory to Parent and such Indemnified Party, (B) the Indemnified Parties shall cooperate in the defense of any such matter and (C) Parent shall not be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld or delayed).

      (c) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain with one or more reputable third party insurers directors' and officers' liability insurance in respect of claims arising from acts or omissions occurring at or prior to the Effective Time covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof on terms no less favorable than those applicable to the current directors and officers of the Company as of the date hereof; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed two hundred percent (200%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall cause to be maintained the maximum amount of coverage as is available for such two hundred percent (200%) of such annual premium).

      (d) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and estates and such provisions may not be terminated or amended in any manner adverse to the interests of such Indemnified Parties without their prior consent. Nothing in this Section 6.10 shall limit in any way any other rights to indemnification or advancement or expenses that any current or former director, officer, employee or agent of the Company may have by virtue of the certificate of incorporation of the Company or under applicable law. Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties, including, without limitation, as provided in its certificate of incorporation, shall survive the Merger, shall become the obligation of Parent and shall continue in full force and effect in accordance with their terms.

      (e) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers all or substantially all of its properties to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company and the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

      (f) After the Effective Time, Parent shall indemnify any Indemnified Party against all reasonable costs and expenses (including reasonable attorneys' fees and expenses) and Parent shall also advance expenses to such Indemnified Party as incurred (subject to the conditions set forth in Section 6.10(a) with respect to the advancement of expenses), relating to the enforcement of such Indemnified Party's rights under this Section 6.10 or under the certificate of incorporation, but Parent shall be obligated to so indemnify only to the extent that such Indemnified Party is ultimately determined to be entitled to indemnification hereunder or thereunder.

      6.11 Takeover Statute.

      If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Board of Directors shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

      6.12 Transfer Taxes

      All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the transactions contemplated hereby shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and timely filing any Tax Returns with respect to such Transfer Taxes.

      6.13 Employee Benefits.

      (a) Parent agrees that the employees of the Company and its Subsidiaries ("Company Employees") will be provided with benefits under employee benefit plans (other than equity incentive plans) that are comparable in the aggregate to those provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries.

      (b) Following the Effective Time, Parent shall cause service performed by Company Employees for the Company and its Subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility and vesting, and for purposes of determining severance, vacation and other paid time off entitlements, under the benefit plans of Parent and its Subsidiaries in which Company Employees participate to the extent such service was credited by the Company and its Subsidiaries under similar Benefit Plans. Notwithstanding the foregoing, nothing in this Section 6.13(b) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan or for employer contributions under a defined contribution pension plan, or (iii) service credit under a newly established plan for which prior service is not taken into account.

      (c) From and after the Effective Time, Parent shall (i) cause to be waived any pre-existing condition limitations under welfare benefit plans, policies or practices of Parent or its Subsidiaries in which Company Employees participate and (ii) cause to be credited any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by Parent and its Subsidiaries.

                                  ARTICLE VII
                                   Conditions

      7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

      (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

      (b) Regulatory Consents. All Required Governmental Consents and Filings shall have been made or obtained (as the case may be).

      (c) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

      (d) No Governmental Restriction. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(c) to not be satisfied.

      7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent prior to the Effective Time of the following conditions:

      (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and the Company Disclosure Letter, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate with all such failures, be reasonably likely to have a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

      (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

      (c) Absence of Certain Changes. Since the date of this Agreement, there shall not have occurred any change or event (whether alone or together with other changes or events occurring since the date of this Agreement) that has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

      (d) Litigation Matters. There shall not be any suit, action or proceeding pending or threatened (in writing or otherwise directly communicated to the Company) by a Governmental Entity seeking to require Parent or any of its Subsidiaries to take any action that Parent is not required to take pursuant to the proviso in Section 6.4(a).

      7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

      (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate with all such failures, be reasonably likely to materially adversely affect the ability of Parent to effect the Merger in accordance with this Agreement, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and chief financial officer of Parent to such effect.

      (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and chief financial officer of Parent to such effect.

                                  ARTICLE VIII
                                   TERMINATION

      8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in Section 7.1(a) is obtained, by mutual written consent of the Company, Parent and Merger Sub, by action of their respective boards of directors.

      8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by June 30, 2004 (the "Termination Date"), (b) the Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) any Law permanently restraining, enjoining or otherwise prohibiting the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company); provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been a principal cause of the failure referred to in said clause.

      8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company, by action of the Board of Directors of the Company:

      (a) at any time prior to the time when Stockholder Approval has been obtained if at the time of such termination all of the conditions set forth in clauses (ii) and (iii) of Section 6.3(d) are met; or

      (b) at any time prior to the Effective Time, whether before or after the time when Stockholder Approval has been obtained, if there has been a material breach by Parent or Merger Sub of any representation, warranty or covenant of Parent or Merger Sub set forth in this Agreement or if any representation or warranty of Parent or Merger Sub would be untrue if made on any date prior to the Effective Time, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty would be untrue; provided that if such breach by Parent or Merger Sub or inaccuracy in its respective representation or warranty is curable through the exercise of all commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.3(b) prior to the date which is twenty (20) calendar days after written notice of such breach or inaccuracy is given by the Company to Parent.

      8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by the Parent, by action of the Board of Directors of Parent:

      (a) at any time prior to the time when Stockholder Approval has been obtained if (i) the Board of Directors of the Company shall have withdrawn or shall have amended or modified in a manner adverse to Parent its approval or recommendation of this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Company's Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger, (iii) the Company's Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal not made by Parent or any of its Affiliates or (iv) there has been a material breach by the Company of any of its obligations under Section 6.2 or Section 6.3;

      (b) at any time prior to the time when Stockholder Approval has been obtained if (i) it has been made known to the stockholders of the Company that any Person (other than Parent or any of its Affiliates) has made or is considering an Acquisition Proposal and thereafter the Company's Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed (it being understood that such reaffirmation shall not affect the Company's right to thereafter effect a Change of Recommendation in accordance with the provisions of Section 6.3(d)), or (ii) a tender or exchange offer relating to the Company's securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company's Board of Directors recommends rejection of such tender or exchange offer; provided, however, that prior to any termination pursuant to this Section 8.4(b), Parent shall have given the Company 24 hours prior written notice; or

      (c) at any time prior to the Effective Time, whether before or after the time when Stockholder Approval has been obtained, if there has been a material breach by the Company of any representation, warranty or covenant of the Company set forth in this Agreement (other than Section 6.2 or Section 6.3) or the Company Disclosure Letter or if any such representation or warranty of the Company would be untrue if made on any date prior to the Effective Time, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such breach by the Company or inaccuracy in its representation or warranty is curable through the exercise of all commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 8.4(b) prior to the date which is twenty (20) calendar days after written notice of such breach or inaccuracy is given by Parent to the Company.

      8.5 Effect of Termination and Abandonment.

      (a) Any proper termination of this Agreement under Section 8.2, 8.3 or 8.4 above will be effective immediately upon the delivery of written notice of termination by the terminating party to the other parties hereto. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability of any party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

      (b) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company and made known to stockholders of the Company generally or has been made directly to stockholders of the Company generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal regarding the Company and such Acquisition Proposal or announced intention shall not have been withdrawn prior to the Stockholders' Meeting of the Company and thereafter this Agreement is terminated by either Parent or the Company, as applicable, pursuant to Section 8.2(b) or, following a willful and material breach by the Company of any covenant set forth in this Agreement, Section 8.4(c), and (ii) within twelve months following any such termination any Person (other than Parent or any of its Affiliates) shall consummate an Acquisition of the Company, then the Company shall pay to Parent by wire transfer of same-day funds, prior to or upon the date of consummation of such Acquisition of the Company, a termination fee of $1,200,000. In the event that this Agreement is terminated by Parent pursuant to Section 8.4(a) or
Section 8.4(b), or by the Company pursuant to Section 8.3(a), then the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay to Parent by wire transfer of same-day funds an amount equal to the lesser of (x) Parent's and its Affiliates' aggregate costs and expenses (other than wages and salaries and employee benefits paid to employees of Parent or its Subsidiaries) incurred in connection with their evaluation of the transactions contemplated hereby, the negotiation and execution of this Agreement and Parent's and its Affiliates' performance hereunder and (y) Five Hundred Thousand Dollars ($500,000); provided that if within twelve months following any termination of this Agreement pursuant to Section 8.4(a) or
Section 8.3(a) (but not Section 8.4(b)) any Person (other than Parent or any of its Affiliates) shall consummate an Acquisition of the Company, then the Company shall pay to Parent by wire transfer of same-day funds, prior to or upon the date of consummation of such Acquisition of the Company, a termination fee equal to $1,200,000 less any amount theretofore paid to Parent pursuant to this sentence. The term "Acquisition of the Company" for purposes of this Section 8.5(b) means any of the following transactions involving the Company: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof,
(ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of the Company. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the amounts set forth in this
Section 8.5(b), the Company shall pay to Parent or Merger Sub its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime lending rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX
                            Miscellaneous and General

      9.1 Survival. This Article IX, Article IV and the agreements of the Company, Parent and Merger Sub contained in Sections 6.8 (Equity Awards), 6.9 (Expenses) and 6.10 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.9 (Expenses) and Section
8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

      9.2 Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

      9.3 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

      9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

      9.5 Governing Law and Venue; Waiver of Jury Trial.

      (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 9.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

      9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

            if to Parent or Merger Sub, to:
            -------------------------------

            McKesson Corporation
            One Post Street
            San Francisco, CA 943104

            Attention:  General Counsel
            Fax:  (415) 983- 8826
            with a copy to:

            Pillsbury Winthrop LLP
            50 Fremont Street
            San Francisco, CA 94105

            Attention:  Blair W. White, Esq.
            Fax:  (415) 983-1200

            if to the Company, to:
            ----------------------

            Moore Medical Corp.
            389 John Downey Drive
            New Britain, CT 06050

            Attention:  Chief Executive Officer
            Fax:   (860) 225-4440

            with a copy to:

            Cadwalader, Wickersham & Taft LLP
            100 Maiden Lane
            New York, NY  10038

            Attention:  Dennis J. Block, Esq.
            Fax:  (212) 504-6666

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

      9.7 Definitions. For purposes of this Agreement:

      (a) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

      (b) "Company Products" means any product or drug produced, manufactured, marketed or distributed by the Company or any of its Subsidiaries.

      (c) "Contract" means and includes any agreement, lease, contract, note, mortgage, indenture or other legally binding obligation or commitment, written or oral;

      (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended;

      (e) "Excluded Shares" means, collectively, (i) Shares owned by Parent or any direct or indirect Subsidiary of Parent, and (ii) Shares that are owned by the Company or any direct or indirect Subsidiary of the Company (and in each case not held on behalf of third parties);

      (f) "knowledge of the Company," "Company's knowledge," and like phrases mean the actual knowledge of those persons who are as of the date hereof or become after the date hereof and prior to the Effective Time executive officers of the Company as such term is defined in Rule 16a-1(f) under the Exchange Act, which include Linda M. Autore, Jon Garrity and John M. Zinzarella as of the date hereof.

      (g) "Material Adverse Effect" means any change, event, circumstance, set of facts or effect (whether alone or together with other changes, events, circumstances, sets of facts or effects) that, with respect to any Person, is materially adverse to the condition (financial or otherwise), assets, business or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that (i) none of the following shall be considered when determining whether there has been a Material Adverse Effect: any effect that results from (A) changes affecting generally the industry or industries in which such Person or any of its Subsidiaries participates or the U.S. economy as a whole, unless such change shall disproportionately adversely affect such Person or any of its Subsidiaries (B) changes in GAAP or (C) legislative or regulatory changes, and (ii) neither of the following, in and of itself, shall constitute a Material Adverse Effect: (A) any failure on the part of the Company to meet analysts published revenues or earnings predictions for the Company for any period ending (or which revenues or earnings are released) on or after the date of this Agreement or (B) any change in the price of shares of Company Common Stock on or after the date of this Agreement;

      (h) "Other Regulatory Laws" means the FDA Modernization Act of 1997, the Federal Food and Drug Act of 1906, the Public Health Service Act, the Federal Trade Commission Act, the Trademark Act of 1946, the Fair Packaging and Labeling Act, the Drug Price Competition and Patent Term Restoration Act of 1984, the Controlled Substances Act, the Controlled Substances Import and Export Act, the 1962 Drug Amendments, the Child Protection Act, the Animal Drug Amendments of 1968, the Radiation Control for Health Safety Act, the Drug Listing Act, the Orphan Drug Act, the Drug Price Competition and Patent Term Restoration Act, the Generic Animal Drug and Patent Term Restoration Act, the Prescription Drug Marketing Act of 1987, the Safe Medical Devices Act of 1990, the Generic Drug Enforcement Act of 1992, the Prescription Drug User Fee Act of 1992, the Nutrition Labeling and Education Act of 1990, the Dietary Supplement Health and Education Act of 1994, the Fiscal Year 2001 Agriculture Appropriations - Drug Import Provisions, Best Pharmaceuticals for Children Act, the Bioterrorism Act and any state Laws similar or related to any of the foregoing.

      (i) "Person" or "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

      (j) "Required Governmental Consents and Filings" means, to the extent required to have been obtained or made prior to the Effective Time, the filings contemplated by Section 5.1(e)(i)(A), Section 5.1(e)(i)(B), Section 5.1(e)(i)(C), Section 5.2(c)(i)(A), Section 5.2(c)(i)(B) and Section 5.2(c)(i)(C).

      (k) "Securities Act" means the Securities Act of 1933, as amended; and

      (l) "Subsidiary" of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

      (m) Each of the following terms is defined in the Section set forth opposite such term:

       Term                                                    Section
       ----                                                    -------
       Acquisition of the Company                              8.5(b)
       Acquisition Proposal............................      6.3(f)(i).
       Affiliate.......................................          9.7
       Agreement.......................................       Preamble
       Appraisal Shares................................        4.1(d)
       Bylaws..........................................          2.2
       Cash Amount.....................................        6.8(a)
       Certificate.....................................      4.1(a)(ii)
       Certificate of Merger...........................          1.3
       Change of Recommendation........................        6.3(d)
       Charter.........................................          2.1
       Closing.........................................          1.2
       Closing Date....................................          1.2
       Code............................................        4.2(h)
       Comfort Letter..................................        7.2(e)
       Commercial Software Licenses....................       5.1(t)(i)
       Company.........................................       Preamble
       Company Audit Date..............................        5.1(g)
       Company Disclosure Letter.......................          5.1
       Company Employees...............................        6.13(a)
       Company Leased Property.........................        5.1(z)
       Company Leases..................................        5.1(z)
       Company Option..................................        5.1(c)
       Company Products................................          9.7
       Company Rights Agreement........................        5.1(c)
       Company SEC Reports.............................        5.1(f)
       Company Stock Option Plans......................        5.1(c)
       Company Voting Debt.............................        5.1(c)
       Compensation and Benefit Plans..................       5.1(o)(i)
       Confidentiality Agreement.......................          6.6
       Consolidated Group..............................       5.1(w)(i)
       Contract........................................          9.7
       Costs...........................................        6.10(a)
       December 2002 Balance Sheet.....................        5.1(g)
       DGCL............................................          1.1
       Effective Time..................................          1.3
       Environmental Law...............................        5.1(s)

       Term                                                    Section
       ----                                                    -------
       ERISA...........................................      5.1(o)(ii)
       Exchange Act....................................          9.7
       Exchange Fund...................................        4.2(a)
       Excluded Shares                                           9.7
       FDA.............................................      5.1(p)(ii)
       FDCA............................................      5.1(p)(ii)
       Filed Contracts.................................        5.1(u)
       GAAP............................................        5.1(f)
       Governmental Consents...........................        7.1(b)
       Governmental Entity.............................       5.1(e)(i)
       Hazardous Substance.............................        5.1(s)
       Indemnified Party...............................        6.10(a)
       Intellectual Property Rights....................       5.1(t)(i)
       knowledge of the Company........................          9.7
       IRS.............................................      5.1(o)(ii)
       Laws............................................       5.1(p)(i)
       Material Adverse Effect.........................          9.7
       Material Contracts..............................        5.1(u)
       Material Third Party IP License.................       5.1(t)(i)
       Merger Consideration............................       4.1(a)(i)
       Merger                                                 Preamble
       Merger Sub......................................       Preamble
       Nine-Month Financials...........................        7.2(e)
       Other Regulatory Laws ..........................          9.7
       Parent..........................................       Preamble
       Paying Agent....................................        4.2(a)
       Pension Plan....................................      5.1(o)(ii)
       Permits.........................................      5.1(p)(ii)
       Permitted Liens.................................        5.1(bb)
       Person                                                    9.7
       Preferred Shares................................        5.1(c)
       Proxy Statement.................................       5.1(e)(i)
       Registered IP Rights............................      5.1(t)(ii)
       Representatives.................................          6.6
       Required IP Rights..............................      5.1(t)(iii)
       Rights..........................................        5.1(c)
       Securities Act                                            9.7
       SEC.............................................       5.1(e)(i)
       Section 262.....................................        4.1(d)
       Shares..........................................       4.1(a)(i)
       Stockholder Approval                                    5.1(d)
       Stockholders' Meeting...........................        6.2(b)
       Subsidiary                                                9.7
       Superior Offer..................................      6.3(f)(ii)
       Surviving Corporation...........................          1.1

       Term                                                    Section
       ----                                                    -------
       Takeover Statute................................        5.1(r)
       Tax.............................................      5.1(w)(iii)
       Tax Return......................................      5.1(w)(iv)
       Tax Structure...................................          6.6
       Tax Treatment...................................          6.6
       Termination Date................................          8.2
       Termination Fee.................................        8.5(b)
       Third Party IP License..........................       5.1(t)(i)
       Transfer Taxes..................................         6.12


      9.8. Entire Agreement. This Agreement (including any exhibits hereto), the Disclosure Letters hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

      9.9. No Third Party Beneficiaries. Except as provided in Section 6.10 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      9.10. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

      9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      9.12. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct Subsidiary of Parent to be a constituent corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other Subsidiary of Parent and provided that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary of Parent as of the date of such designation. Any purported assignment made in contravention of this Agreement shall be null and void.

      9.14. Captions. The Article, Section and paragraph captions herein are for convenience of reference only and do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.



                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.

                                    PARENT

                                    By:  /s/ Marc E. Owen
                                         ------------------
                                        Name:  Marc E. Owen
                                        Title:  Senior Vice President,
                                        Corporate Strategy and Business
                                        Development

                                    MOORE MEDICAL CORP.

                                    By:  /s/ Linda M. Autore
                                         -------------------
                                        Name:  Linda M. Autore
                                        Title:  President and Chief Executive
                                        Officer

                                    MADISON ACQUISITIONS INC.

                                    By:  /s/ Marc E. Owen
                                         ----------------
                                        Name:  Marc E. Owen
                                        Title:  Senior Vice President

                                    EXHIBIT A

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               MOORE MEDICAL CORP.

                                    ARTICLE I

      The name of the corporation is MOORE MEDICAL CORP.

                                   ARTICLE II

      The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

      The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

      The number of shares of stock that the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

                                    ARTICLE V

      The Board of Directors is expressly authorized to make and alter the Bylaws of the corporation, without any action on the part of the stockholders; but the Bylaws made by the directors and the powers so conferred may be altered or repealed by the directors or the stockholders.

                                   ARTICLE VI

      Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE VII

      A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived an improper personal benefit.

      If the General Corporation Law of the State of Delaware hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.


                                      A-2